AGREEMENT

Dated: November 30, 2006

This AGREEMENT (“Agreement”) is made as of the date set forth above by and between the following parties:

LifeWatch:	LIFEWATCH HOLDING CORPORATION 1351A ABBOTT CT. BUFFALO GROVE, IL 60089 UNITED STATES OF AMERICA

and

Card Guard:	CARD GUARD SCIENTIFIC SURVIVAL LTD. 2 PEKERIS ST. REHOVOT, ISRAEL

and covers the sale of LifeStar ACT™ (“LifeStar”), including spare parts, replacement parts, options, upgrades, retrofit parts and support equipment as such may be improved or modified from time to time (collectively with LifeStar, the “Products”) all as more fully described in Annex A attached hereto.

In consideration of the mutual covenants set forth below, the parties hereby agree as follows:

1.                        Sale of Products

a.         Card Guard shall sell the Products to LifeWatch during the Term, subject to the conditions described below.

b.         In addition and subject to the provisions herein, from the date of this Agreement and until December 31, 2011 (the “Exclusivity Period”) Card Guard shall not, directly or through any other person, entity or organization, sell or promote any product serving the same function as LifeStar to any other person, entity or organization in the United States.

2.                        Term

The term of this agreement (the “Term”) shall commence on the date first written above and shall continue through December 31, 2016. The Term will automatically be renewed for consecutive twenty four month periods thereafter unless a written notice of termination is given by either party to the other at its address set forth above at least 90 days prior to the scheduled end of the Term. This Agreement is also subject to termination by written notice upon the occurrence of certain events, as described below.

3.                        Terms of Delivery

All Products will be purchased from Card Guard according to the terms and conditions described in this Agreement. Orders may be placed via facsimile telephone transmission, and shall be delivered within 8 weeks of receipt, except as due to Force Majeure as described in Section 18 herein. All orders shall be delivered F.O.B. Card Guard’s factory in Rehovot, Israel and risk of loss shall transfer to LifeWatch upon delivery to the carrier(s).

4.                        Prices and Payment

a.         The prices charged by Card Guard to LifeWatch for Products shall be Card Guard’s standard prices for the Products or such other price negotiated by the parties, and may only be increased by Card Guard after December 31, 2011; thereafter, Card Guard may change such prices (other than with respect to placed orders) as is reasonably required by market demand, provided, however, that nothing in this provision shall be construed in any way to obligate LifeWatch to accept any such increase. All prices quoted in this Agreement or any other related agreements, invoices, purchase orders, etc. are F.O.B. Card Guard’s factory in Rehovot, Israel and are exclusive of any governmental taxes (including, without limitation, sales, use, withholding and value added taxes) or duties imposed by any governmental agency, such taxes and duties to be borne by LifeWatch.

b.         In order to maintain its exclusive rights pursuant to Section 1.b. of this Agreement, LifeWatch shall order Products with aggregate order amounts of no less than $3,000,000 each fiscal year, commencing January 1, 2007 (it being understood that orders of Products during 2006 shall be included for the purposes of this Section 4 as if made in fiscal year 2007). If LifeWatch shall fail to purchase such amounts in any fiscal year or shall provide Card Guard with a forecast (as described in Section 4.b. below) of purchasing less Products for any subsequent fiscal year, Card Guard may, by written notice effective immediately upon being sent, terminate the exclusivity of LifeWatch pursuant to this Agreement (effective as of January 1 of the subsequent year of such failure to make sufficient orders or January 1 of the year for which forecasts are less than $3,000,000), which shall be Card Guard’s sole remedy for failure to make such requisite orders or forecast. If the exclusivity is so terminated, payment with respect to any subsequent orders shall be made as follows: 20% within 10 days of any order being provided to Card Guard; and the remaining amount within 60 days of the receipt of any ordered Products.

c.         No later than November 15 of each fiscal year, LifeWatch shall deliver to Card Guard a projection of the LifeStar and other Products it estimates it will order during the following fiscal year (it being understood that delivery terms shall be as set forth in Section 3 above). Such projections shall not be binding upon LifeWatch and may be changed prior to or during the relevant fiscal year. Projections for any fiscal year shall be updated by LifeWatch each time it makes an order. Notwithstanding the non-binding nature of the projections, for so long as LifeWatch projects orders of at least $3,000,000 for a fiscal year, then on January 1 of such fiscal year LifeWatch shall pay Card Guard 20% of any projected orders for such fiscal year (as such projections may have been amended prior to January 1) and shall make a quarterly payment equal to 20% of such projected amount (regardless of when actual orders and deliveries are made) on each of March 31, June 30, September 30 and December 31. If despite making projections for over $3,000,000 LifeWatch fails to make sufficient orders during any fiscal year, then any amounts advanced as described above shall be credited to any future purchases of Products by LifeWatch.

In the event LifeWatch shall makes an order during a fiscal year that is in excess of the amount initially projected, then: (i) in the event such additional order is for less than $1,000,000, payment with respect to such order shall be made as follows: 20% within 10 days of such order being provided to Card Guard; and the remaining amount within 60 days of the receipt of the ordered Products; (ii) in the event such additional order is for more than $1,000,000, payment with respect to such order shall be made as follows: 20% within 10 days of such order being provided to Card Guard and the remaining shall be paid in four equal quarterly payments each equal to 20% of the projected amount (regardless of when actual orders and deliveries are made) on each of the first March 31, June 30, September 30 and December 31 following the date of such order (i.e., if an additional order in the amount of $1,200,000 is made on July 15, 2008, LifeWatch shall make a payment of $300,000 within 10 days and pay an additional $300,000 on each of September 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009).

d.        Every payment by LifeWatch shall be made by wire transfer of immediately available funds, in each case as described in the above paragraph. If LifeWatch shall fail to timely pay any amounts within 5 days of the date on which they are due, LifeWatch shall pay Card Guard interest at the applicable US federal rate from the due date and until the date such payment is made.

5.                        Inspection and Acceptance

LifeWatch shall have the right to inspect any Products. If LifeWatch so requests, LifeWatch shall have the right to inspect the Products prior to shipment, without delaying the same, at Card Guard’s factory or such other place as may be designated by Card Guard. Cost of inspection shall be borne by LifeWatch. LifeWatch shall either accept or reject Products within 30 business days of their delivery to LifeWatch. Card Guard may assume acceptance of a Product if it is not notified by LifeWatch within this 30 business day period, in writing, that such Product is rejected. LifeWatch’s sole remedy for any defective Products shall be, at Card Guard’s option, repairing such defects or replacing such Products. The provisions of this Section 6 shall not be construed as limiting or replacing Card Guard’s obligations pursuant to any warranty or representation under this Agreement.

6.                        Purchasing of Products; New Products

a.         LifeWatch shall purchase Products from Card Guard; provided, however, that LifeWatch shall not be required to purchase any of the Products (other than the complete LifeStars) from Card Guard in the event LifeWatch may obtain any such Products (other than the complete LifeStars) that meet the same quality standards as the Products provided by Card Guard, on better terms (including, without limitation, price, delivery time, quality specifications, time of delivery and offer validity) from any other sources, provided, further, however, that prior to the purchase of such Products from any such alternative source, if LifeWatch identifies any source selling Products or any components thereof on such better terms, it shall notify Card Guard of the existence of such source and Card Guard shall have 30 days to match the prices and payment and delivery terms proposed by such alternative source. Notwithstanding the above, to the extent the above paragraph applies to products that incorporate any material proprietary information or Rights that are incorporated in LifeStar, LifeWatch may only purchase such products from Card Guard.

b.         LifeWatch shall not have the right to make modifications to the Products, but may request Card Guard to make such modifications. Card Guard shall respond within 30 days to any such proposed modification with a definitive written proposal, which will include schedules describing the impact of such modifications on cost and delivery schedules of the Products. Card Guard shall act reasonably in order to accommodate LifeWatch’s requests and negotiate reasonable cost and timetable adjustments. Card Guard shall be the owner of any intellectual property rights incorporated into any such modifications (and the right to register the same with any applicable authority).

c.         If at any time during the Term Card Guard or any of its affiliates (other than LifeWatch or its direct parent company) shall independently and without the collaboration of any third party develop any new technology or products that may be used by LifeWatch in its then existing or contemplated business but only to the extent intended for use by healthcare providers and not for sale to consumers, then Card Guard shall not seek to sell, distribute, license or otherwise commercialize such technology or products as it relates to healthcare providers (and not with respect to sales to consumers) in the United States before first offering such opportunity to LifeWatch; and LifeWatch shall have the opportunity to sell, distribute, license or otherwise commercialize such technology or products in the United States to healthcare providers so long as no other party offers to do so on better terms (financial or otherwise).

7.                        Duties of LifeWatch

During the Term, LifeWatch shall:

a.         Provide Card Guard, on an annual and quarterly basis (30 days before the beginning of each calendar quarter) and at the time of making any order, monthly forecasts of purchases and required delivery dates of LifeStars and each of the other Products.

b.         Maintain standards of quality in the use of LifeStars as is customary in the industry;

c.         Maintain current specification sheets, bulletins and product brochures;

d.         Use the Products solely to provide cardiac monitoring services (the “Services”)

8.                        Duties of Card Guard

During the Term, Card Guard shall:

a.         Deliver the Products requested by LifeWatch in a timely manner and in a manner that meets the manufacturing specifications included in Annex B attached hereto;

b.         To the extent there are any improvements, upgrades or new versions of the LifeStar (as opposed to new products), (i) provide LifeWatch with such improvements or upgrades, for no additional cost, to the extent such can be added to the LifeStars previously purchased by LifeWatch; and (ii) from the time of the release of any improvements, upgrades or new versions, sell to LifeWatch such improved, upgraded or new version of the LifeStar for no additional cost.

c.         Provide initial training and support to LifeWatch, with respect to the technical aspects of the Products.

d.         Provide LifeWatch with any necessary support in connection with operating LifeStar. At all times during the Term Card Guard shall commit a sufficient number of employee hours to assist and support LifeWatch with LifeStar.

e.         Maintain an adequate stock of supply and replacement parts for all Products and provide service during the Term and for a period of 7 years after the later to occur of the end of the Term or the last sale of any LifeStar.

9.                        Maintenance and Support

After the termination of the warranty period described in Section 16.b. below, Card Guard shall provide LifeWatch with maintenance and support for the Products in accordance with its standard policies and for its standard rates, as described in Annex C attached hereto.

In addition, at the time LifeWatch shall make its order for 2007 and provided it meets the order amount required to maintain its exclusivity rights under this Agreement, the parties shall enter into a software escrow agreement pursuant to which a copy of the source code of any software embedded in LifeStar and produced by Card Guard (i.e., not a third party) shall be placed in escrow with a third party, and pursuant to which such source code would be released to LifeWatch in the event Card Guard ceases to exist or does not provide the LifeStars to LifeWatch for any period exceeding 3 months and is not reasonably expected to do so for at least such additional period (other than due to termination of this Agreement or a dispute between the parties).

10.                 Intellectual Property

a.         Throughout the Term and thereafter, Card Guard shall have and maintain any and all patent rights, trademarks, copyrights and other intellectual and industrial property rights, including without limitation, know-how, trade secret, trade dress and other rights or materials included in LifeStars or any other Products and any derivatives, improvements and developments thereof or otherwise incorporated into the design or packaging of any LifeStar and/or any other Products, including, without limitation, any existing and future versions, upgrades and improvements (collectively, the “Rights”).

b.         During the Term, LifeWatch may use the Rights as necessary solely in order to provide the Services in the United States and as otherwise described in this Agreement. LifeWatch may not resell the Products to any person, entity or organization without Card Guard’s prior written consent.

c.         LifeWatch shall promptly, on request, execute and deliver to Card Guard any agreements, instruments or documents that Card Guard may reasonably request to enable or assist Card Guard to obtain or protect the Rights in the United States. If either party receives or discovers any information regarding any actual or alleged unauthorized use of the Rights or LifeStar or of any marks or other property substantially similar to the Rights, LifeStar or the Products, such party shall immediately provide written notice to such effect to the other party. Card Guard may take any necessary actions to enforce its rights in the Rights and the Products in the United States and prevent any other person from infringing upon such rights.

d.         Card Guard warrants, represents and covenants that it owns (free and clear of any liens or charges) or has the valid right to grant to LifeWatch the right to use the Rights in connection with providing the Services. Notwithstanding the above, this warranty and representations does not apply to any Products altered or repaired by anyone other than Card Guard or combined with any other products or intellectual property.

11.                 Confidentiality

During the Term and for a period of five years thereafter, each party agrees to hold in strict confidence any confidential and/or proprietary information concerning the other party (the “Disclosing Party”) or its business that it receives from the other party (the “Receiving Party”), or to which it gains access to as a result of the execution or performance of this agreement, including, without limitation, information (technical or other) concerning any of the Products, their operation, the business of any of the parties and any information concerning clients and client lists (the “Confidential Information”). Each party agrees not to use Confidential Information other than to carry out its duties, obligations and rights pursuant to or as otherwise contemplated under, this Agreement. Each party agrees to treat any Confidential Information with at least the degree of care it treats its own Confidential Information. Notwithstanding the above, Confidential Information shall not include information which the Disclosing party can document: (1) at the time of execution of this Agreement, was in the public domain, or entered the public domain later through no breach of this provision; (2) was already known to the Receiving Party prior to receipt of such information from the Disclosing Party; or (3) was developed independently by the Receiving Party, without use of the Disclosing party’s Confidential Information.

Upon termination of this Agreement, each Receiving Party shall immediately return to the Disclosing Party all Confidential Information it received from the Disclosing Party and all copies of the same.

12.                 Termination

In addition to any other provisions concerning termination in this Agreement either party shall have the right, in its discretion and in addition to any other rights and remedies in law, equity or under this Agreement, to terminate this Agreement immediately upon written notice to the other party, if any of the following events occur, each of which both parties hereby expressly acknowledge will adversely and substantially affect the interests of the other party:

(1)        a material breach or failure to perform any of the duties and obligations under this Agreement and failure to cure such breach or failure within 30 days after written notice thereof from the other party is received;

(2)        if the other party (i) files or has filed against it any proceeding in bankruptcy or insolvency, or (ii) makes a general assignment for the benefit of its creditors; or

(3)        if the other party becomes controlled by a competitor of such terminating party.

13.                 Licenses and Approvals

Card Guard represents, warrants and covenants to LifeWatch that it has obtained all licenses, permits, certificates, approvals or other documentation (“Licenses and Approvals”) necessary to permit it or any other party (including, without limitation, LifeWatch or its assigns and designees) to use the Products in the United States. LifeWatch represents, warrants and covenants to Card Guard that it has obtained all Licenses and Approvals necessary to permit it to provide the Services using the Products in the United States.

Each party covenants to the other that if the need for any additional Licenses and Approvals in connection with the execution and performance of the actions contemplated by this Agreement or the provisions of the Services shall arise in the future, including, without limitation, in connection with complying the Products or their use, such party it shall use commercially reasonable efforts to obtain such Licenses and Approvals promptly. If modifications are required to comply with any other standards, Card Guard shall provide to LifeWatch or LifeWatch shall provide to Card Guard, as the case may be, in writing, all information concerning the costs of such modifications and the parties shall negotiate in good faith which party shall bear such costs.

14.                 No Agency or Partnership

The parties’ relationship shall be that of independent contractors in performing their obligations hereunder, and nothing herein is intended to, or shall be deemed to, make either party an agent, legal representative, joint venture, partner, employee or servant of the other for any purpose whatsoever.

15.                 Disputes

a.         This Agreement shall be governed by, interpreted according to, and enforced in accordance with, the laws of the state of New York, without giving effect to such state’s principles governing conflicts of laws and excluding any (otherwise) applicable international rules or conventions.

b.         Any dispute in connection with any action or proceeding arising out of or relating to this Agreement or any document or instrument delivered pursuant to or in connection with this Agreement, including, without limitation, the terms or interpretation of this Agreement, either during or following its termination shall be submitted to arbitration before three arbitrators in Manhattan, New York, under the then applicable rules of the American Arbitration Association. Judgment on any award rendered may be entered in any court of the forum having jurisdiction. The parties designate such forum as their sole choice and no other forum shall be qualified to conduct any hearing concerning or resolve such disputes.

16.                 Representations and Warranties

a.         Each party represents and warrants to the other that such party has the corporate power and authority to enter into and perform its obligations under this Agreement, that all necessary corporate action to authorize this Agreement (and the performance of its obligations hereunder) has been taken (and that no further action is required therefor), that its performance of this Agreement does not violate any provision of its governing documents, any agreement or instrument by which it or any of its assets is bound or affected or any statute, law, rule or regulation applicable to it, and that this Agreement is legal, valid and binding upon it in accordance with its terms. Each party agrees to indemnify, defend and save harmless the other and its officers, directors, employees, successors and assigns from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorney’s fees) that arise out of or result from any failure to comply with this provision.

b.         Card Guard also warrants, represents and covenants that for a period of two years of the date any Product is delivered to LifeWatch: (i) the Products shall conform to and shall perform in accordance with the specifications set forth on

Annex B; and (ii) the Products will, under normal and anticipated use, be free from design and material operating and workmanship defects. THE WARRANTIES SET FORTH IN THIS SECTION 16.B. AND THE OBLIGATIONS AND LIABILITIES OF CARD GUARD THEREUNDER, ARE EXPRESSLY IN LIEU OF, AND LIFEWATCH HEREBY WAIVES AND RELEASES CARD GUARD FROM, ANY AND ALL OTHER WARRANTIES, AGREEMENTS, GUARANTIES, CONDITIONS, DUTIES, OBLIGATIONS, REMEDIES OR LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE IN CONNECTION WITH SUCH MATTERS, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY WITH RESPECT TO THE PRODUCTS. NO AGREEMENT VARYING, ALTERING OR EXTENDING CARD GUARD’S LIABILITY HEREUNDER WILL BE BINDING ON CARD GUARD UNLESS IN WRITING AND SIGNED BY LIFEWATCH’S AND CARD GUARD’S DULY AUTHORIZED REPRESENTATIVE.

c.         Card Guard shall repair any defects to any Product covered under the warranty provided in Section 16.b. within 3 weeks of the date it is notified of such defect, if such defect can be fixed on site by LifeWatch or, if on site repair is not possible, within 3 weeks of the date Card Guard receives such Product for repair. Any such defect shall be corrected, at Card Guard’s option, by repairing or replacing the relevant Product or part thereof, which shall be LifeWatch’s sole remedy for breaches of warranty claims. The above warranty shall not apply to defects which are a result of normal wear and tear.

d.         The warranty contained in Section 16.b. shall not apply to: (i) any Products used under abnormal operating conditions and been subject to misuse or neglect; or (ii) any Products altered or repaired by anyone other than Card Guard.

17.                 Indemnity

Card Guard shall, at its own expense, indemnify, defend and hold harmless LifeWatch and its affiliates, successors and assigns, and their respective officers, directors, partners, members, shareholders, agents, attorneys and employees (collectively, the “LifeWatch Indemnitees”), from and against any and all claims, demands, actions, liabilities, losses, damages, judgments, grants, costs and expenses (including reasonable attorneys’ fees and disbursements) resulting from (i) the inaccuracy or breach by Card Guard of any representation, warranty or covenant included in this Agreement or any document ancillary thereto; (ii) any product liability or other claims involving or in connection with any Product (to the extent not covered by LifeWatch’s indemnity below); and (iii) any alleged or actual infringement of a patent, copyright, trademark or privacy or similar right of any third party by the Products, the Rights, or any other materials provided by Card Guard to LifeWatch pursuant to this Agreement or any preexisting or third party materials from which such items were prepared (other than any Products altered or repaired by anyone other than Card Guard or combined with any other products or intellectual property). In each instance to which the foregoing indemnity pertains, LifeWatch shall cooperate fully with Card Guard in all respects in connection with any such defense and any related settlement negotiations. LifeWatch shall, at all times have the option to undertake and conduct the defense of any such claim, and such undertaking and conducting of defense shall be at Card Guard’s expense if caused by a conflict of interest (which is not the result of any claim caused by a breach of this Agreement by any LifeWatch Indemnities or the grossly negligent or willful act or omission of any LifeWatch Indemnities) between Card Guard and LifeWatch with respect to such representation. Card Guard shall keep LifeWatch fully advised of all significant developments and shall not enter into a settlement of any relevant claim without LifeWatch’s prior written approval, such approval not to be unreasonably withheld. LifeWatch shall respond to any notice of a proposed settlement within 30 days. Notwithstanding anything herein to the contrary, Card Guard shall not be required to indemnify, defend or hold harmless any LifeWatch Indemnitee against any claim to the extent that such claim was caused by a breach of this Agreement by any LifeWatch Indemnitee or the grossly negligent or willful act or omission of any LifeWatch Indemnitee.

LifeWatch shall, at its own expense, indemnify, defend and hold harmless Card Guard and its affiliates, successors and assigns, and their respective officers, directors, partners, members, shareholders, agents, attorneys and employees (collectively, the “Card Guard Indemnitees”), from and against any and all claims, demands, actions, liabilities, losses, damages, judgments, grants, costs and expenses (including reasonable attorneys’ fees and disbursements) resulting from (i) the inaccuracy or breach by LifeWatch of any representation, warranty or covenant included in this Agreement or any document ancillary thereto, or (ii) in connection with its provision of the Services (to the extent such is not a result of a matter covered by the prior paragraph). In each instance to which the foregoing indemnity pertains, Card Guard shall cooperate fully with LifeWatch in all respects in connection with any such defense and any related settlement negotiations. Card Guard shall, at all times have the option to undertake and conduct the defense of any such claim, and such undertaking and conducting of defense shall be at LifeWatch’s expense if caused by a conflict of interest (which is not the result of any claim caused by a breach of this Agreement by any Card Guard Indemnities or the grossly negligent or willful act or omission of any Card Guard Indemnities) between Card Guard and LifeWatch with respect to such representation. LifeWatch shall keep Card Guard fully advised of all significant developments and shall not enter into a settlement of any relevant claim without Card Guard’s prior written approval, such approval not to be unreasonably withheld. Card Guard shall respond to any notice of a proposed settlement within 30 days. Notwithstanding anything herein to the contrary, LifeWatch shall not be required to indemnify, defend or hold harmless any Card Guard Indemnitee against any claim to the extent that such claim was caused by any acts for which LifeWatch is indemnified pursuant to the first paragraph of this Section 17 or for any breach of this Agreement by any Card Guard Indemnitees or the grossly negligent or willful act or omission of any Card Guard Indemnitees.

18.                 Force Majeure

Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement or any order, to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, new and unexpected government intervention(s), civil or military authority, act of God, or other similar causes beyond its reasonable control and without the fault or negligence of the delayed or nonperforming party (“Force Majeure”).  If any Force Majeure occurs, the party delayed or unable to perform shall give immediate notice to the other party and the party affected by the other’s delay or inability to perform may elect to: (1) suspend this Agreement or any outstanding order(s) for the duration of the Force Majeure and, at its election, for an additional period of up to 45 days thereafter and (i) at its option, directly or indirectly, manufacture, buy, sell, obtain or furnish elsewhere Products or services to be bought or sold under this Agreement or any outstanding order(s) and deduct from any commitment the quantity bought, sold, obtained or furnished or for which commitments have been made elsewhere and (ii) once the Force Majeure event ends (or within 45 days after such time), resume performance under this Agreement or any outstanding order with an option in the affected party to extend the period of this Agreement by up to the length of time the Force Majeure lasted plus any additional time during which this Agreement was suspended and/or (2) when the delay or performance continues for a period of at least 30 days, terminate, at no charge, any part of this Agreement relating to Products not already shipped or services not already performed. Unless written notice is given within 45 days after the affected party is notified of the Force Majeure, option (1) shall be deemed selected.

19.                 Miscellaneous

a.         This Agreement (together with any exhibits, purchase orders, invoices, terms of sale, etc. relating to sales of the Products to LifeWatch) sets forth the entire agreement between the parties, and supersedes any prior written or oral arrangements or understandings with respect to the subject matter herein. This Agreement may not be amended, modified or terminated in any respect except in a written document signed by both parties.

b.         The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to that or any other breach or failure by the other party.

c.         If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

d.         All notices and other communications hereunder must be in writing and delivered by registered or certified mail, by facsimile telephone, E-mail, or by overnight courier to the parties’ respective addresses first listed above. Notices shall be deemed received: if made by certified mail - upon receipt or 10 days after being sent, if made by courier - upon receipt, if made by facsimile or e-mail - upon successful sending of such notice, unless such are sent on a day which is not a business day or after 4 PM on a day which is a business day, in which case such shall be deemed received on the first business day after such are sent. All notices shall be delivered to the addresses noticed in the opening paragraph to this Agreement or any subsequent addresses that either party may provide for itself in the manner set forth herein.

e.         This Agreement will bind and inure to the benefit of each party hereto and its respective successors and permitted assigns. Neither party may assign any of its rights or delegate any of its duties and obligations hereunder (directly or indirectly, including in connection with a sale of its business) to any person, firm or entity without the other party’s prior written consent, except that notwithstanding anything herein to the contrary: (i) either party may delegate and assign any or all of its obligations, duties or rights to any affiliate of such party, except that such delegation or assignment will not relieve any assigning party of any its obligations hereunder; and (ii) either party may delegate and assign any or all of its obligations, duties or rights to any third party not affiliated with such party who purchases all or substantially all of such assigning party’s business, in which case (and provided such assigning party provides the other party with notice of such sale and at the time of such sale such purchaser is solvent and such assigning party in good faith believes such purchaser is able to fulfill its obligations under this Agreement) assigning party shall have no further liabilities pursuant to this Agreement except with respect to events occurring prior to such sale. Any attempted assignment or delegation in contravention of this provision shall be void and ineffective.

f.          All references to “$” or dollars herein mean and refer only to lawful currency of the United States of America.

g.         Neither party may make any press release or otherwise disclose to any person (other than its authorized representatives) the terms or (solely with respect to public disclosures) the existence of this agreement without the prior written consent of the other party.

h.         The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

i.          Each of the parties shall, without further consideration, take such action and execute and deliver such documents as may reasonably be necessary to carry out this Agreement.

j.          This agreement may be executed in two or more counterparts which together shall constitute the same instrument.

[END OF TEXT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first set forth above.

Card Guard:	CARD GUARD SCIENTIFIC SURVIVAL LTD.

	By:	/s/ Illegible
	Name:	Yacov Geva
	Title:	CHAIRMAN & C.E.O

LifeWatch:	LIFEWATCH HOLDING CORPORATION

	By:	/s/ Frederick J. Mindermann
	Name:	Frederick J. Mindermann
	Title:	President & CEO

Annexes

Annex A       Products

Annex B        Manufacturing Specifications

Annex C        Maintenance and Support Terms

ANNEX A

PRODUCTS

CG-6108 ACT
Ambulatory Cardiac Telemetry

The CG-6108 ACT wireless cardiac telemetry system integrates autotrigger technology and telecommunication technologies to automatically detect, capture and transmit cardiac arrhythmias from a patient to a healthcare provider for analysis.

•      Small “user friendly” sensor.

•      No patient interaction is necessary (optional - manual patient activation button).

General Description

The revolutionary CG-6108 ACT is an automatically activated cardiac monitoring system that requires no patient intervention to capture or transmit an arrhythmia when it occurs. Upon arrhythmia detection, the CG-6108 ACT utilizes an integrated cellular phone to transmit the data to a healthcare provider for analysis.

•      Automatic detection and transmission of arrhythmic events:

            — Atrial fibrillation (any rate)

            — Bradycardia

            — Tachycardia

            — Pause

•      Manual activation button

•      Long battery life

Intended Use

Intended for use by patients who experience transient symptoms that may suggest cardiac arrhythmia, and which may be associated with the following conditions:

Post AF Ablation, Post Coronary Intervention, Syncope, Anti-Arrhythmic Drug loading, Compliance Limitations, and Pediatrics - High risk

Special Features

•      Capture arrhythmia onset and escape

•      Physician requested analysis of selected portions (21 days / 500 hours) of full disclosure ECG recording

•      Capture of rate histogram for specified duration to manage rate in patients with chronic Atrial Fibrillation.

ANNEX B

MANUFACTURING SPECIFICATIONS

Technical Specifications for CG-6108 ACT

Input Impedance	20 MOhm

Input dynamic range	+5 mVp-p

Current consumption (data transmission)

Continuous BT sniff mode	6

Normal BT mode (max)	40 mA

CMRR	60 dB

DC offset correction	165 mV

Band width	60 Hz

Recording	1-lead, Up to 24 hours BT

Bluetooth transmission range	Open space10 meters

Transmission mode (BT protocol)	SPP profile

Battery type	3.6V AA

Battery life	Up to 10 days

MTBF (hours)	10000

Operating temperature	+10 to +40°C (50 to 104°F)

Transport &storage temperature -	20 to +65°C (-4 to 149°F)

Relative humidity	30 to 85%

Dimensions (max.)	75 x 58 x 23 mm

Net Weight	54 gr

ANNEX C
MAINTENANCE AND SUPPORT

APPENDIX C TO THE AGREEMENT DATE November 30, 2006

Between LifeWatch Holding Corporation and Card Guard Scientific Survival Ltd

MAINTENANCE AND SUPPORT AGREEMENT

between

Card Guard Scientific Survival Ltd and Israeli company having registration number 556090-3212, and having its principal place of business at 2 Pekeris Street, Rehovot 76100, Israel, hereinafter called “Seller”

and

LifeWatch Holding Corporation, a US company having its principal place of business at 1351A abbott CT. Buffalo Grove IL 60089, United States Of America, hereinafter Called “LifeWatch”.

CONTENTS:

1.	Definitions	2

2.	Scope of this MSA	4

3.	Service Order Procedure	5

4.	Support materials	5

5.	Support For Non-Commercial Systems	5

6.	Escalation Routines	6

7.	Performance Reviews	8

8.	Subcontracting	8

9.	Support Service Term	8

10.	Term and Termination	9

PREAMBLE

A.       WHEREAS, LifeWatch and Seller simultaneously herewith have signed on November 30, 2006 an agreement (hereinafter: the “Agreement”) in which LifeWatch will purchase from the Seller the LifeStar ACT (hereinafter: the “Product”) according to the terms described in the Agreement to which this Maintenance and Support Agreement (“MSA”) forms an integral part;

B         WHEREAS, Seller is willing to furnish such Maintenance and Support Services for the Product in accordance with the terms and conditions stated herein.

NOW, THEREFORE, the Parties agree as follows:

1          DEFINITIONS

1.1       Capitalized terms used in this Maintenance and Support Agreement shall have the meaning assigned to them in the Agreement.

“Swap Repair” means speedy delivery of replacements for defective hardware, with equivalent new of repair hardware.

“Call-back Time” means the time between Seller’s receipt of LifeWatch Support Organization’s request for Support Service and when Seller contracts the LifeWatch Support Organization.

“CSR Answer” means the report provided to the LifeWatch Support Organization pursuant to the terms and conditions of the MSA, containing information relating to the Error identified and detailing Seller’s proposed course of action to remedy the Error.

“Customer Service Request” or “CSR” means a request for assistance issued by LifeWatch Support Organization to Seller. “End-of-Life” or “EOL” means the point when Seller decides to discontinue a Product and its maintenance will remain for five (5) years whatever earliest.

“LifeWatch Support Organization” means the local and/or regional LifeWatch organization responsible for providing Support Services.

“Error(s)” means any material defects in material, workmanship or design or material non-conformities, malfunctions or other material problems, which cause the Product not to perform, function or operate substantially in accordance with the specifications (as updated) in the documentation and Support Materials.

“Final Solution” Hardware Update” means the tested and approved permanent hardware repair, which becomes part of the released Product.

“First Line Support” means the level of customer support to be performed by the LifeWatch Support Organization in accordance with the training provided by Seller. “Helpdesk Service” means the Seller’s organization responsible for responding to LifeWatch Support Organization in matters related to Support Service activities.

“Maintenance” means any activity intended to keep the Product to function substantially in accordance with their specifications. The term may include tests, measurements, replacements, adjustments, changes and repairs.

“MSA” means this Maintenance and Support Agreement.

“Order” or “Service Contract” means a written purchase order, issued by LifeWatch which refers to this MSA and orders the supply of Support Services to be performed by the Seller in accordance with this MSA and as otherwise agreed upon.

“Restoration” means the action(s) required for preventing the reoccurrence of an Error and/or any underlying cause(s) of an Error. The goal is to have the system up and running in the same conditions it was before the Error occurred. Examples of actions are Final Solutions.

“Second Line Support” means the level of customer support to be provided by Seller, and when agreed by LifeWatch, which support does not include developing enhancements or/and new functionality into the Product.

“Support Services” means the support activities other than Seller’s efforts to make the Product to function substantially in accordance with their specifications during the warranty term, and which Seller makes generally commercially available and which are described in Article 9.

“Support Materials” means the appropriate documentation required to support the use, installation and maintenance of the Product, including any human readable program listings, flow charts, logic diagrams, input and output forms, manuals, specifications, instructions, and other materials related to the Product.

“Third Line Support” means the level of product support to be provided by Seller that requires changes and/or modifications in the source code of the Product.

“Working Level Document or WLD” means the document to be jointly created by the Parties, which will describe the Support Organization, procedures, contacts, and criteria of how the Support Services will be handled for the Product.

2          SCOPE OF THIS MSA

2.1       This MSA comprises the terms and conditions under which LifeWatch shall purchase Support Services, by issuing Orders and paying for such Support Services to Seller, except when Seller provides fixes and support under its warranty as provided in the Agreement. All Support Services shall be performed at Seller’s facilities unless otherwise set forth herein or as mutually agreed upon between the Parties.

2.2       Subject to the terms and conditions of this MSA and the Agreement, Seller shall provide LifeWatch with the 2nd and 3rd Line Support Services for the Product and the Support Materials as set forth in this MSA, commencing on Order acceptance by Seller for the Support Services, and for as long as Seller makes the Support Services for the Product commercially available and according to the conditions in the Agreement.

2.3       Subject to Seller’s warranty policy as prescribed in the Agreement, Seller shall correct any Error(s) in the Product, so that the Product will perform, function and operate substantially in accordance with the specifications and Support Materials (as updated), with the terms of the Agreement and in accordance with the other related documentation furnished by Seller from time to time.

2.4       Seller shall maintain an organization and shall be prepared with reasonably qualified and competent personnel that can carry out the Support Services as set out in this MSA, under an Order issued during the term of this MSA.

2.5       As applicable, Seller shall be responsible for providing Support Services in accordance with this MSA and the WLA, with respect to the Product sold to LifeWatch by Seller.

2.6       Seller shall provide LifeWatch with phone numbers and e-mail address for the Support Service, and any other contact information that LifeWatch would need under this MSA. This information shall always be kept updated in the WLA.

2.7       The Parties shall keep each other informed of any and all changes to contact lists, emergency numbers and any other information relevant to this MSA. Any such changes shall be promptly notified to each Party in writing.

2.8       Unless otherwise agreed upon in writing, the Parties hereby acknowledge and agree that LifeWatch, which has ordered Support Services from Seller, shall be the sole interface with the end user and all activities and communication with regard to the Support Services for the Product of the end users, for whatever reason, shall be coordinated through LifeWatch. If an end user should contact the Seller directly on a Support Service issue, Seller shall not take any actions before informing LifeWatch.

2.9       If Seller is not able to provide the Support Services under the terms of this MSA, or if LifeWatch needs to negotiate other terms in order to create consistency with the ones LifeWatch has already agreed with the end user, the Parties agree to discuss reasonable changes in the relevant terms and conditions to this MSA, before such commitment is made by LifeWatch, but no changes shall be binding on the Parties unless mutually and expressly agreed upon in writing.

2.10     This MSA shall be deemed to be an integrated part of the Agreement. Accordingly, all terms and conditions of the Agreement shall apply to this MSA. If there is any conflict between the terms of the Agreement and this MSA, the terms of the Agreement shall apply.

2.11     Seller shall use commercially best efforts to provide the Support Services as agreed upon. For the avoidance of doubt, Seller is fully responsible for all acts or omissions by its employees, contractors or consultants, and LifeWatch is fully responsible for all acts or omissions by their employees, contractors or consultants.

3          SERVICE ORDER PROCEDURE

3.1       Seller shall without undue delay, and in no event later then ten (10) Business Days after receipt of the Order, acknowledge such receipt of the Order to the Seller, and agree to provide the Support Services to LifeWatch. Seller shall not disapprove an Order unreasonably.

3.2       The order issued by LifeWatch shall refer to this MSA and state the Product to be supported and maintained, the applicable Support Materials, the period during which the Maintenance and Support Services are to be provided and the fees to be paid for the services in accordance with this MSA.

3.3       LifeWatch Support Organization may request changes to a future Order for the Support Services, as LifeWatch deems necessary, if LifeWatch makes such request at least thirty (30) days prior to the start of the Seller’s delivery of such Support Services. In such situations the Parties agree to discuss reasonable changes in the relevant terms to this MSA, before such commitment is made, but no changes shall be binding on the Parties unless mutually agreed upon in writing.

4          SUPPORT MATERIALS

4.1       Seller shall deliver the relevant Support Materials to LifeWatch under the terms of the Agreement. Updates of Support Materials will be provided according to the following:

•         The LifeWatch Support Organization shall have full access to existing updates of the Support Materials when updates are made generally commercially available.

•         Seller shall deliver the applicable updated set of Support Materials with every update or upgrade of the Product.

•         Seller shall provide LifeWatch with two (2) soft- copies of available manuals and/or manual updates relating to the Product purchased from Seller.

5                SUPPORT FOR NON-COMMERCIAL SYSTEMS

5.1       Seller’s responsibilities regarding the non-commercial systems shall generally be limited to, providing of Temporary Solutions, updates and/or upgrades handling using commercially reasonable efforts and Seller shall provide such limited Support Services only during Seller’s Business Hours.

6          ESCALATION ROUTINES

6.1       The Parties shall establish a management escalation procedure between LifeWatch and Seller for the case where the normal interfaces do not work in a reasonably satisfactory manner. Seller will use best efforts to make a Seller representative on a managerial level available for LifeWatch contact. Such escalation procedures shall be set forth in the Working Level Document.

6.2       CSR Handling

6.3       Seller shall process and administer all incoming CSRs from LifeWatch concerning the Product. The CSR is the trigger by which LifeWatch requests Support Services under an Order from Seller.

6.4       LifeWatch may issue CSRs to the Seller via electronic mail or fax.

6.5       Seller shall have a single point of contact person for each CSR. Seller shall promptly inform LifeWatch when Seller has received the CSR.

6.6       LifeWatch shall provide Seller in writing with all necessary information, such as logs and traces, describing the Error for each CSR. If Seller requests reasonably additional information or support from LifeWatch to trace the Error, such request shall be performed without undue delay.

6.7       Seller shall use commercially best efforts to process all CSRs until the Product perform substantially in accordance with its specifications and each individual CSR has been declared finished by LifeWatch. Seller will notify LifeWatch immediately if there is an action required of LifeWatch.

6.8       Technical Analysis

                       6.8.1    Seller shall use best efforts to provide the CSR Answer within the time specified in Annex 1 of this MSA.

                       6.8.2    The CSR Answer will contain Seller’s proposed course of action to remedy the fault or Error. In applicable cases the CSR Answer shall contain a Workaround or a proposed date for a Temporary or Final Solution.

                       6.8.3    A CSR Answer from Seller shall refer to the original LifeWatch CSR identity.

            6.9       CSR Classification

                       6.9.1    LifeWatch shall classify each CSR with severity Major or Minor dependent on the severity of the Error, according to the definitions below. The Parties shall discuss and agree on the severity level in good faith.

                       6.9.2    The following two severity classes shall be used to classify the Error:

Severity	Definition

The presence of a major severity situation (“Major operations impact”) implies that certain functions are affected but the situation can be circumvented so that the Product can be used, however with a significant loss of service and/or performance, with a less than material but more than insignificant loss of revenues.

Major	“Major operations impact” means that the situation causes loss of service, or it requires a manual bypass to restore functionality, which means situations included but not limited to:
• Degraded performance of the Product;
• Incorrect behavior of the Product.
Minor

“Minor operations impact” means that there is no loss of service. The presence of a minor severity situation implies that there is incorrect behavior within the Product but the situation does not impede the operation of the Product.

6.10     HANDLING OF MAJOR OR MINOR SEVERITY ERRORS

Input:

•        The activity is triggered by a CSR with severity Major or Minor.

Deliverable:

•        A CSR Answer within the lead-time defined in Annex 1 of this MSA.

6.11     FINAL SOLUTION

If applicable, Seller’s CSR Answer will state the date of availability of the Final Solution.

6.12     HANDLING OF HARDWARE SERVICES

6.12.1     Seller will ship repaired or replacement parts within thirty (30) days of receipt of the faulty part at Seller’s repair center. Seller may, at its option, repair or replace any faulty part with a factory- reconditioned part.

6.12.2     LifeWatch shall be responsible for the costs of shipping faulty parts to Seller’s repair center and for the shipping of the repaired or replacement parts to LifeWatch.

6.12.3     In the event LifeWatch requests the replacement of a Product, Seller will ship the replacement part from its nearest stocking location to LifeWatch within 72 hours of receiving the request. LifeWatch will ship the faulty Product to Seller by courier within three business days of receiving the replacement part. All such shipments will be made FOB destination unless otherwise agreed between the parties.

            This shall be limited to 1/2% of the delivered Product according to the Contract, or type of units, necessary to replace, in order to fulfill the functionality as specified, and may in its worst case mean a replacement of the complete Product.

6.12.4              Seller shall make product and /or repair available three (3) years after “Last Time Buy” (LTB).

6.13     ADDITIONAL REQUIREMENTS

6.13.1  Seller will inform LifeWatch about known Errors, which have been discovered in non-LifeWatch delivered systems.

6.13.2  Any Support Services of the Product ordered by LifeWatch that are not ordered under this MSA will be approved by the LifeWatch Support Organization and by Seller in writing, before the service is carried out.

7          PERFORMANCE REVIEWS

7.1       The Parties shall review their performance under this MSA twice a year (or as otherwise agreed upon by the Parties in writing from time to time), in order to improve the inter-working between the Parties under this MSA.

8.         SUBCONTRACTING

8.1       Seller may subcontract any parts or portions of the Support Services. Seller shall remain responsible for the performance of the Support Services as if performed by Seller.

9.         SUPPORT SERVICE TERMS

9.1       At the end of the warranty period as defined in the agreement, the following options shall be available to LifeWatch:

            (1) Entering the MSA for an annual cost of 18% of the Product price.

            Or

            (2) Paying for each repair separately subject to the prices of “Return Materials Authorization” (“RMA”) which shall be published by the Seller once a year.

            LifeWatch will acknowledge which option is elected by written notification to the Seller.

9.2       PAYMENT TERMS

            9.2.1    All prices are quoted and all payments shall be made in USD.

            9.2.2    Payment of invoices for the Support Services shall be made by LifeWatch pursuant to Article ___, within sixty (60) days after receipt of invoice.

9.3       WARRANTY

9.3.1    The terms and conditions for Seller’s warranty with respect to the Product and Support Services have been exclusively set forth in the Agreement.

10        TERM AND TERMINATION

10.1     This MSA shall have the same terms and termination conditions as stated in the Agreement.

10.2     Subject to LifeWatch paying all support and maintenance fees, and unless otherwise agreed upon, this MSA shall be valid during the term of and for one (1) year from the termination or expiration of the Agreement.

10.3     The termination or expiration of this MSA for any reason whatsoever shall be without prejudice to any right or obligation of any Party hereto in respect of this MSA, which has arisen prior to such termination of expiration.

IN WITNESS WHEREOF, the Parties have duly signed this MSA, in duplicate, at the place and on the day written below.

_______, 2007 - _____ - _____   January 31, 2007 - ____ - _____

Card Guard Scientific Survival Ltd          LifeWatch Holding Corporation

By____________________       By ____________________

Name: _________________       Name: __________________

Title: __________________      Title: ____________________

By____________________       By ____________________

Name: _________________       Name: __________________

Title: __________________      Title: ____________________

ANNEX 1

SPECIFICATION OF VARIABLES FOR SUPPORT SERVICES

STANDARD

MAJOR	Availability: Business Hours

Call-back time	Response within 3 Business Days

Remedy	Resolution within 2 weeks

Restoration	Resolution within 5 weeks

MINOR	Availability: Business Hours

Call-back time	Response within 5 Business Days

Remedy	Resolution within 4 weeks

Restoration	Resolution within 24 weeks

Product Services

Repair/Replaced Unit shipped within 30 calendar days of receipt of the faulty part at Seller’s repair center

Swap Repair

Product dispatched within 72 hours

Note:            The resolution time is calculated from the time the Error is reported to Seller technical service center. Seller shall continue to work on the Error until LifeWatch accepts the proposed solution.